UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	52-0729657
(State of incorporation or organization)	(IRS Employer Identification No.)

11126 McCormick Road, Hunt Valley, Maryland	21031 (Zip Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☐

Securities Act registration statement file number to which this form relates:          001-33938

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

On April 26, 2010, TESSCO Technologies Incorporated (the “Company”) entered into a First Amendment to the Rights Agreement (the “Amendment”) dated February 1, 2008, between the Company and Mellon Investor Services LLC (the “Rights Agreement”).

As a result of the Amendment, (i) the rights to purchase Series A Junior Participating Preferred Stock of the Company (the “Rights”) pursuant to the Rights Agreement will expire at 5:00 p.m. (New York time) on April 26, 2010 (the “Final Expiration Date”) and there no longer will be a Right associated with each outstanding share of the Company’s common stock after the Final Expiration Date, (ii) the Rights Agreement will expire on the Final Expiration Date, and (iii) no person will have any rights pursuant to the Rights Agreement.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Rights Agreement attached as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on February 1, 2008, which is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.	Description of Exhibits
4.1

Rights Agreement, dated as of February 1, 2008, between the Company and Mellon Investor Services, LLC, as rights agent (which includes the Form of Rights Certificate as Exhibit B) (incorporated by reference to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 1, 2008).

4.2	First Amendment to Rights Agreement, dated as of April 26, 2010, between the Company and Mellon Investor Services LLC, as rights agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ David M. Young
David M. Young
Senior Vice President and Chief Financial Officer

Dated: April 26, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
4.1

Rights Agreement, dated as of February 1, 2008, between the Company and Mellon Investor Services, LLC, as rights agent (which includes the Form of Rights Certificate as Exhibit B) (incorporated by reference to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 1, 2008).

4.2	First Amendment to Rights Agreement, dated as of April 26, 2010, between the Company and Mellon Investor Services LLC, as rights agent.